Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

11 02-12/10:00 am CT

Confirmation # 7401829

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

November 2, 2012

10:00 am CT

Operator:  Good morning. My name is Melissa and I will be your conference call facilitator today. At this time I would like to welcome everyone to Analyst International Corporation’s 2012 Third Quarter conference call.

All lines have been placed on mute to prevent any background noise.

On the call today we have AIC’s President and Chief Executive Officer, Brittany McKinney and Senior Vice President and Chief Financial Officer, Lynn Blake.

Brittany and Lynn will update you on the performance of the business. And following their remarks there will be an opportunity for questions and answers.

Before we begin let me remind you that remarks made during this conference call will contain forward-looking statements.

These forward-looking statements are based on current expectations of management and do not guarantee future performance.

Such statements involve inherent risks and uncertainties including those identified in the Risk Factors section of the companies most recently filed 10K and 10Q.

These risk factors could cause actual results to differ materially from those projected in any forward-looking statements.

The company assumes no obligation to update any forward-looking statements made during this conference call.

For more information please refer to the company’s press release and SEC filings which are available on its Web site at www.analyst.com.

As a reminder this call is being recorded. I will now turn the conference over to Brittany. Please go ahead.

Brittany McKinney:  Thank you and good morning. I’ll go through my comments and Lynn will provide the financial details in a moment.

I’m going to address three general topics today, the Q3 myths, factors impacting our business in the marketplace, and an update on our strategic direction.

At the outset let me emphasize I am disappointed in the quarter. As we indicated in our pre-release last week we incurred several unexpected items that impacted Q3. They totaled approximately $1 million, roughly half in revenue and half in cost.

The majority of this amount was driven by three specific clients. The details differ by client but much of this relates to project complexity that drove higher cost and impacted the collectability of some receivables.

These kinds of events are normal course of business, however the individual amounts were more than we typically see and all three hit us in the same quarter.

While we manage the business for these kinds of risks we have taken additional steps to mitigate them going forward.

Adjusting for these items we would have reported revenue and profit for Q3 within the low end of our guidance range.

While we are seeing strong growth in demand in certain areas of our business there were several factors impacting our revenues in the quarter.

First we are seeing a slowdown in IT spending in some of our key accounts which is consistent with what’s happening in our industry.

We are experiencing a lot of variability in our client portfolio with some clients pulling back on their IT investments and others accelerating their investments.

We are also see more strategic direction and organizational changes within our client base. For example in the past we’ve talked about two of our top ten accounts that have been deferring projects.

One of those accounts began increasing their spend late in the quarter and today our business with that client is nearly back to the level it was a year ago.

At the other account we saw the opposite happen. Not only did the account not come back as we expected, they hired a number of our consultants as they shifted their strategy to insourcing IT.

In the quarter we saw a 50% increase in clients hiring our consultants across our overall portfolio.

While some client conversions are typical we believe this increase can be attributed to our client’s long term need for IT talent coupled with continued pressure to reduce costs.

Another factor impacting revenue is the time it is taking to penetrate new strategic accounts. We are having success getting into organizations but it’s taking us longer than I expected to gain the traction we need.

As described last quarter we are transforming the way we go to market. This transformation requires a change in both our infrastructure and our culture.

By infrastructure I’m referring to people, process, and system. AIC has always been good at establishing long term relationships with its clients but hasn’t had a solid infrastructure in place to scale.

We are building the infrastructure that supports a consultantive go to market approach that will allow us to scale and accelerate our ability to penetrate accounts.

We’ve made a lot of progress but we have more work to do.

Lastly we are managing through a change in our portfolio. Last year we exited certain geographic markets where did not have a competitive advantage.

We also have a couple of large volume lower margin accounts where we are no longer a prime vendor that we are winding down.

On a year over year basis these are both factors offsetting growth in other areas.

Overall our business is not performing to our expectation. However when you get down into the details there are a lot of positives.

We are seeing double digit growth, increased penetration and client retention in the majority of our strategic accounts and we continue to win new business.

We continue to have strong client relationships and overall high client satisfaction. And where we are the incumbent we are maintaining or growing our share.

We remain firm in our conviction that we are on the right path in pursuing the right strategy. Our strategy is simple.

We are focused on growing strategic accounts where we can drive significant recurring revenue streams, geographic markets where we have a strong presence, and application based services that are in demand and deliver both good bill rates and margins including project management, business analysis and application development.

Before I turn the call to Lynn let me state that we’re not satisfied with our performance this year. I want to assure you that the management team feels a sense of urgency and is committed to taking actions necessary to return AIC to a profitable growth company.

With that I will turn the call over to Lynn.

Lynn Blake:  Thanks Brittany. As Brittany described our third quarter financial results were negatively impacted by some significant discrete items in the quarter.

Excluding these items our revenue and profit would have been at the low end of our guidance range. I’ll begin by reviewing the third quarter results and then address our outlook for the fourth quarter and full year.

We ended Q3 with $26.5 million in revenue -- down approximately 8% year over year. Q3 had 63 billing is consistent with Q3 of 2011.

The year over year revenue decline was due to three factors. First the two clients Brittany mentioned where our business has been down this year accounted for roughly $1.4 million of the decline.

Additionally revenue is down approximately $750,000 in the markets we’ve exited in the clients we are winding down.

And finally the project related revenue adjustments had a negative impact of $500,000 this quarter.

On a sequential quarter basis revenue declined 2% reflecting a decrease of one billing day from Q2 which had 64 billing days.

The reduction of one billing day reduced revenue by approximately $500,000. Adjusting for this factor revenue would have been flat sequentially.

Our third quarter growth margin rate of 21% was down 4 points from the prior year third quarter and was negatively impacted by the project related charges this quarter.

Excluding the negative impacts from these projects growth margin for Q3 would have been 23%.

Q3 EBITDA was negative $422,000 compared with positive EBITDA of $1.9 million in Q3 2011 which was our most profitable quarter last year.

The prior year quarter benefited from several discrete positive items including approximately $300,000 associated with the final earn out on the sale of a business unit.

We recorded a net loss in the third quarter of $645,000 or 13 cents per diluted share compared to net income of $1.8 million or 36 cents per diluted share in the third quarter of 2011.

Our balance sheet remains solid. We generated $1.3 million in operating cash flow in Q3 and ended the quarter with a cash balance of $4.5 million -- up from $3.1 million at the end of the second quarter.

We did not utilize our credit facility in the quarter and we continue to have no debt.

We had virtually no tax liability at the end of the third quarter as we currently have $25.2 million of tax benefit associated with net operating loss carry forward.

Now let me drill down a bit on the specific issues that impacted us in the quarter.

As Brittany described in Q3 we had issues related to three specific client engagements that resulted in negative revenue adjustments, increased project costs and bad debt write-offs in the quarter.

The combined impact of these items totaled over $700,000. As a management team we took assertive action to resolve these issues so they would not continue going forward.

They have been addressed and fully accounted for and we do not foresee any material items of this nature occurring in Q4.

In addition to the project related issues in Q3 we also experienced a significant increase in our medical insurance costs for which we are self-insured.

The claims expense in the quarter was over $200,000 in excess of our forecast.

Now that I’ve describe the major factors that contributed to our Q3 financial results I’ll turn to the outlook for the fourth quarter.

We’re entering the fourth quarter with a lower revenue run rate than we had previously projected as declines in certain clients business have more than offset the growth we are achieving of strategic accounts.

As a result we expect fourth quarter revenue to decline in the range of 2% to 6% compared with the fourth quarter of 2011.

For Q4 we will have 62 billing days which is consistent with the number of billing days in the fourth quarter of 2011.

We expect gross margin performance to return to within the high end of industry range in Q4 with discrete items that negatively impacted Q3 behind us and anticipated fourth quarter growth margin in the range of 22% to 24%.

We expect positive EBITDA in the range of 1% to 3% but down from the fourth quarter of 2011 due to higher as G&A expense and medical cost.

Based on the Q3 results and the guidance for fourth quarter we currently expect full year 2012 revenue to be down 2% to 3% from fiscal year 2011. Note that we have one less billing day in fiscal year 2012 than in 2011.

We anticipate full year growth margin in the 22% to 24% range and we are currently projecting EBITDA as a percent of revenue in the 0.8% to 1.3% range for the year.

In summary, while we are disappointed with the financial results this quarter we have addressed the issues that resulted in the Q3 loss and we fully anticipate being profitable in Q4 and beyond.

We have a solid balance sheet and cash position and see good prospects for topline growth in our strategic accounts.

I can assure you that management is committed to taking the right actions to create long term growth and value for AIC as we move forward.

And now we’ll open the line to take your questions.

Operator:  Thank you. Ladies and gentlemen if you’d like to ask a question please do so by pressing the Star key followed by the digit 1 on your telephone keypad.

If you’re using a speakerphone please make sure that your mute function is turned off to allow your signal to reach our equipment.

If you have signaled for a question prior to hearing these instructions please repeat the process now by pressing Star 1 again to ensure our equipment has captured your signal. Once again that’s Star 1 for questions at this time.

And we do have a question from Jason Schacht from Heartland Advisors.

Jason Schacht:  Hi. Good morning everybody.

Brittany McKinney:  Good morning Jason.

Lynn Blake:  Hi Jason.

Jason Schacht:  First question and I’m sorry if I missed it but what exactly was the bad - how much exactly was the bad debt expense in the quarter?

Lynn Blake:  Hi Jason this is Lynn. The bad debt and expense in the quarter was approximately $250,000.

Jason Schacht:  Okay. And then the second question that I have for you is, you know, by my guess it’s probably costing you somewhere between $1 million and $2 million a year to be a public company.

And, you know, that’s not even probably counting the time that as CEO and CFO you spent on calls like this and time spent talking to investors.

And so I wonder what is the benefit that you get and the rationale for continuing to be a public company?

And giving the - given the stagnant share price I guess what needs to change before you would think about strategic alternatives that would maybe make this a private company or a piece of a larger company where you could get some more scale?

Brittany McKinney:  Jason this is Brittany. So I’ll answer the second part of your question. I will say just part of our normal management planning process we’re always looking at all of our strategic options.

So, you know, with that said we have a plan to operate the company, continue to evaluate our strategy scenarios to execute on that strategy.

I know you’ve asked me this question before and, you know, it is a complicated space to be in besides (we aren’t) a public company however we are and we look at those options.

Looking at a stagnant share price we have to perform financially in order to drive our stock up. And that’s what we intend to do.

Operator:  And we’ll now go on...

Jason Schacht:  That’s all I have. Yes.

Lynn Blake:  Okay.

Operator:  Sorry. And we’ll now go on to our next question from (Daniel Zest) from Zest Capital.

(Daniel Zest):  Can you tell us specifically how you addressed the issues? You said you addressed these onetime issues but you didn’t specify?

Also are they really onetime items or not? In the first sentence you said they are and then in the second sentence you said they are ongoing issues in this type of business.

So how’d you address them? And how can we know that there will be fewer issues in the future?

Lynn Blake:  Hi Daniel. This is Lynn. All just make a few comments from a financial perspective.

I think Brittany’s comment was that they are normal course business issues just meaning we have projects in the normal course of our business and some level of bad debt.

However the specific issues that came to a head this quarter were more significant financially certainly than our normally experience but are, you know, normal course items as they relate to risk associated with managing projects and, you know, just client receivable management.

We fully accounted for those in the quarter. There are obviously things we’re looking at even tightening internal processes to make sure we further mitigate any risk going forward.

The project related risks, you know, we have certain portion of our business that is project related and always, you know, for many years have had and have not had issues like this.

But particular projects predate me here but I can say, you know, they are isolated. We have many projects with no issues and we have processes for managing them.

Again they were fully accounted for in the quarter in the appropriate quarter. And we will certainly on a prospective basis mitigate these types of risk going forward to the best of our ability.

(Daniel Zest):  I don’t know what that means. Did you - how did you address them? Can you tell us?

Lynn Blake:  Well there were two that were specifically project related. Of those, one of the projects is now complete and that’s completely behind us.

The other project we’re nearing - you know, we’re working through completion of a first phase and, you know, we have - we’re monitoring it very closely from both a senior management level and a program level.

Bad debt wise we have very low bad debt experience. And there was just, you know, two specifics in the quarter that had been again troublesome for some period of time.

And we came to the judgment this quarter they would not be collectible but again its basic receivables management from a financial perspective and that’s what we’re doing going forward.

(Daniel Zest):  Can you please discuss what you mean by strategic accounts and what percentage of your business is strategic versus nonstrategic accounts?

And what does it mean when you’re changing the portfolio? I assume you’re talking about strategic accounts but as an investor we don’t know what that means, a strategic account. So can you breakdown strategic versus nonstrategic please?

Brittany McKinney:  Sure. And (Dan) this is Brittany. Strategic accounts represent approximately 60% of our portfolio from a revenue perspective.

And it - a label that we put on it to represent our desire to go deep and wide in accounts focusing on accounts that drive significant reoccurring revenue streams versus a nonstrategic and kind of pause when you said it that way. I mean all of our clients are important to us.

But AIC had a long time history of having a handful of large accounts and then kind of a scattershot approach on the rest of the portfolio that we were not able to sustain long term.

So smaller accounts, a lot of ins and outs. We weren’t building a long - longstanding trusted advisor partnerships.

And so we changed our focus to go after accounts that we can be large that we’re going to invest in to drive the longstanding relationships. Does that help answer you’re your question?

(Daniel Zest):  Yes that does. Thank you.

Can you discuss the long term prospects of cash flow generation of this business? And how long do we give it reiterating the last caller’s question until we look more aggressively at strategic alternatives here?

So the first question is can and will this company have more cash 12 months and 24 months from now outside of financing and working capital fluctuations? And second when do we say enough is enough?

Brittany McKinney:  Okay well why don’t I start with the general timeline and then I’ll let Lynn add some color around the cash.

So it’s a great question and it’s a bit difficult from getting down to a specific timeline.

Obviously we’re talking about business transformation on our call and we all know transformation is a journey, not an event. That’s obviously a frustrating answer I’m sure for our shareholders.

We’re making a lot of good progress on our plan and are continuing to move the organization forward as quickly as possible.

We all know where we’re at today was not where we expect it but we are seeing signs.

From a timeline perspective it’s hard to give you a specific answer. Like I said we are - we’re going as quickly as we can and I think we talked about this in the past is, you know, services businesses, their goal is to generate cash.

And so I’ll turn it over to Lynn to talk about our cash prospects but obviously a lot of that’s dependent on the financial performance to drive that. But she certainly can talk about our cash forecasting here in the near term.

Lynn Blake:  Sure. So in terms of cash, you know, we don’t give a cash forecast for future year -- that type of view. It is largely dependent on the volume of the business level.

You know, that said I personally am very focused on cash management. My history is with organizations that are very strong on building cash, managing working capital, et cetera. So that is a certainly focus area for me personally as well as for the management team here now going forward.

You know, looking to year end I would expect our cash balance roughly in the range of where it is currently. Probably it could be a bit up or down from that. It really depends on where we fall in our guidance range for the fourth quarter.

But prospectively long term as we grow and improve profitability we will build cash. And that’s a clear focus for us, a priority for us because we want to build the cash so we have further opportunity to invest in growth for the business.

(Daniel Zest):  Are you losing business to other competitors and what kind of pricing pressure you seeing from your strategic and nonstrategic customers? And what I’m getting at is where are gross margins going over time?

Lynn Blake:  Where we are the incumbent we’re not losing marketshare. We’ve developed those longstanding relationships and good news bad news.

It’s hard to unseat the incumbent where they’ve provided good quality services and have had - developed those longstanding relationships.

Where we do have some competition challenges is when we go on to new accounts. We are a relationship based business. We have been very successful. That’s why we maintain the longstanding account.

But that’s a little bit harder to get into the doors with. So we’ve been focused on using our application-based services expertise, using that as kind of spearheading into our accounts with our higher end scale project management business analyst, our architect.

And we recognize we have to continue to get more focused in it just to continue to differentiate ourselves. And we’re making progress there.

As I mentioned in my prepared remarks we’re getting into organizations. Once we get in then we start developing those relationships. It’s taking us longer than we expect to get traction, get new headcount in the door.

(Daniel Zest):  Okay thanks. I’ll just add that I would encourage the board strongly to initiate a major stock buyback program, a Dutch tender offer and look at strategic alternatives in an aggressive manner in the near-term. Thanks.

Lynn Blake:  Thank you. Thanks.

Operator:  Our next question will come from Jason Stankowski with Clayton.

Lynn Blake:  Hi Jason.

Jason Stankowski:  Hi. How are you guys?

Lynn Blake:  We’re okay.

Jason Stankowski:  Just curious the 250 grand of bad dad is that billables that we did work for but really couldn’t collect on because it wasn’t adequate or didn’t perform or is it literally customers that just are going out of business and are bad credits?

Brittany McKinney:  The 250K relates to two specific customers. The details between the two differ. It was related to work done so that was a collectability issue really for different reasons the two clients.

One was kind of related to project scope and deliverables and the other more administrative sort of procurement process issues...

Jason Stankowski:  Right.

Brittany McKinney:  ...but go back a ways. So...

(Crosstalk)

Brittany McKinney:  So I won’t get into more details than that but it’s really two clients. And we again now have addressed both those...

Jason Stankowski:  Right.

Brittany McKinney:  ...issues.

Jason Stankowski:  So it’s not a credit issue it’s - it goes back to kind of the performance and basically a bad job?

Brittany McKinney:  Well I - that’s not - yes that’s not the whole story. One of them was probably a bit more of a challenge. The other one to Lynn’s point was an administrative problem which we’ve corrected on our side and with the client.

Jason Stankowski:  Okay. I guess just like the other caller kind of trying to figure out what’s changed going forward. I mean you mentioned one of the projects, you know, wasn’t under your - I guess started under your guidance.

Is there something different in terms of approvals that needs to be done internally or, you know, what exactly - it sounds like you had some kind of projects that were more hard bids to speak that just got sideways on you.

And just curious what truly has changed? Is it other than just getting on top of them and getting some of them past you has something changed in the way those projects are bid or signed off on or...

Brittany McKinney:  So a couple points there. Good questions Jason. I mean I - I’m glad you asked that because I would say the bad debt in the quarter does not signify any fundamental change in the profile of our receivables.

We have customers that are good credits. They’re generally large customers. We typically have very low bad debt. And that’s what we’d expect going forward.

So that two as I said are different. The one when we term it’s sort of a process issue. It goes to some of our very large customers getting much more stringent on how they manage their supply chain and their procurement processes including outsourcing to some extent of those processes.

And what AIC is had a long-standing, you know, relationship with many of these customers whereby we may have continued work or extended engagements where to some extent beyond a purchase order date or in good faith continued working never had an issue working under that sort of arrangement before until we got a purchase order administrative renewal, never was a problem in the past now has caused a collectability issue.

So we obviously will change that process and be vigilant about not leaving consultants in place if we don’t have, you know, the exact everything...

Jason Stankowski:  Right.

Brittany McKinney:  ...lined up in terms of administrative process. So without getting into, you know, more gory details than that, that sort of situation. So...

Jason Stankowski:  Okay.

Brittany McKinney:  ...that was one. And the other does relate to a engagement with a fixed deliverable that really was a fairly complex project but a lot of the scope. There was scope creep and some unspecified deliverables at the outside of the project which isn’t really good for either us or the client.

And as that situation evolved and we continued to work, you know, when you start out unclear you can end up with credit issues on the end as to value of deliverable, how much should be paid for work performed.

We are aggressively tightening those sorts of processes including, you know, more executive involvement, senior management involvement on anything that either is, you know, of a complex nature from a project perspective, has a specified deliverable, or is over a certain threshold in value.

So those are, you know, we’ve always have processes in place to magic projects but we’re tightening those I would say.

Okay in that general kind of hard bid work is 5%, 10%, you know, kind of you would expect going forward of the revenue?

Brittany McKinney:  So it’s roughly in a sort of 15% range and it is...

Jason Stankowski:  Fifteen?

Brittany McKinney:  Yes, it’s a lot of projects. And we have not had, you know, the vast majority of them never have these sorts of issues. And it was unusual that two issues popped in the same quarter for us.

Jason Stankowski:  Okay. And were they related to the same teams or was totally different teams of people and customers?

Brittany McKinney:  Different teams, different customers.

Jason Stankowski:  Okay. All right good. Hopefully things get straightened out going forward.

And I guess lastly can you - you’ve kind of mentioned some of the positive things or trying to say you’re seeing some rays of hope in the getting deeper at these bigger clients. But really you haven’t won the business that you’ve wanted to win.

What - what do you think you need to do? Is this a matter of more time or more shots on goal?

Like, you know, why haven’t you gotten as far as you wanted in terms of getting in deeper with some of these clients? And what are you doing sort of, are you changing out people? Are you, you know, what are you doing to kind of accelerate that or make sure we can see some results of that investment?

Brittany McKinney:  Hey Jason this is Brittany. Obviously we have two very specific challenges. One is a cultural issue and one is an infrastructure issue.

Where AIC has performed very well in the past in building longstanding client relationships has been very much driven by the individuals driving all those accounts.

Our culture is very much a, we have very talented individuals. And that’s how company’s operated for a long time.

So culturally we are trying to build more a team sales approach. I think I’ve talked on past accounts act calls our accounts are national in nature. A lot of them are national in nature.

How do we develop and capitalize on opportunities across the country, not just in the local market where that salesperson sits? That is major cultural change which we knew obviously going into that part of our strategy.

What I underestimated coming into the year is some of the infrastructure required knowing that we had a very individualized approach.

But there was really a much deeper lack of infrastructure to support a cultural change than I expected.

So I’m talking about having some of the training, the tools that we can use to collaborate, track our front end processes, accelerate our process of building that consultant approach.

Long-standing employees kind of had that down bringing in new people. They provided more support than we had in place. So we’re putting that in place from a time perspective.

One other point of clarification that might be helpful is when we go into an account and we do get a contract, for all practical purposes that really gives us a license to hunt.

It doesn’t necessarily mean that you signed up, you know, signed up, you know, dollars of business. It gives you a license to go and build relationships with individual buyers and then start responding to their needs and working with them.

The vast majority of our business is staff augmentation. And so it’s really a consultant kind of - adding a consultant at a time. So that’s taking again a little bit longer than we expected as well but we are making progress.

Jason Stankowski:  So when you - when you’re making progress sounds like you’re kind of on an approved vendor list. Are you - is that - if you’re going deeper at a company do you have to get approved at different, you know, in different divisions or once you’re approved are you kind of approved throughout the organization?

Brittany McKinney:  That will range by client. But generally if you’re on a approved vendor list you can go after business within the business units of which you been approved for. Many cases that will be all, some very large clients segment that.

So that is one side of our approach. It’s always easy to be an approved vendor where you can go broadly in an account.

We also will go directly to and buying managers and try to initiate contracts in that fashion as well and depending on the policies at the client that’s usually a faster way to get in.

But again a lot of your large clients have vendor management organizations that have some controls around that process.

So your point is accurate. In a lot of cases we’ve got on the list of have a contract which now gives us the rights to go and sell.

And in some cases we’ve actually gone around that process and got a contract in place that’s actually more specific to a specific engagement.

And in those cases what’s happening is we’re placing probably a handful of people in an organization or a specific business unit and we’re kind of proving ourselves right before we get more business.

So we’ll give you a shot. We liked your story. Prove yourself out and then we’ll give you more work.

Jason Stankowski:  Great. Well good luck in going into next year. Thanks.

Brittany McKinney:  Thank you.

Operator:  And next we’ll go to a question from Steve Bova from Clark Bova Group.

Steve Bova:  Hi Brittany. You mentioned two different projects that were related to the issues in the quarter. One of them you said is finished.

Is there an assessment of risk on the other project that’s still ongoing?

Brittany McKinney:  Yes. You know, Lynn talked about the things that we’ve put in place. We’ve done complete reviews of the projects from not only during the project but from project inception to really understand, you know, when these projects went through the approval process, you know, what - issues started obviously right from the beginning usually when you have these challenges.

We continue to review these projects very frequently we - with executive level involvement with that, the actual project leadership team. And we’ll continue to do that throughout this - the one specific project that’s still in process.

Steve Bova:  Okay so we shouldn’t be looking for recurrence in the fourth quarter...

(Crosstalk)

Brittany McKinney:  We believe we’ve mitigated risk on this project going forward.

Steve Bova:  Okay great. On your medical expenses is that a - does that look to you like an ongoing trend or is that a one-time blip?

Lynn Blake:  Hi Steve. This is Lynn. On medical expense obviously that it’s hard to have a lot of forward visibility.

So our experience in terms of actual clients over the course of 2012 has been worse than our expectation and the trend has been up.

It - that trend is fairly recent in terms of the increase so our projection for Q4 is that medical expense will continue at about the same rate in Q3 which was high for us.

Fundamentally there shouldn’t be, you know, it’s just kind of a normal up and down that you experienced as a self-insured, you know, have a self-insured plan which we do.

So over time of course we get, you know, some benefit and you get the ups and downs. But we seem to be in an upward phase and, you know, it literally is just driven by incidence of individuals that are being fixed — surgeries medical clients — you know, that has been higher than our typical the last two months.

Steve Bova:  Okay. And finally in your ERP system is that implementation finished?

Lynn Blake:  Yes.

Steve Bova:  Okay. And are you starting to get the financial benefit of it in your SG&A?

Lynn Blake:  The business case of the ERP system was twofold. One was to help us scale the business. We do run incredibly lean in our back office and didn’t have the band to scale as we grow. So it wasn’t so much a cost reduction as it was the ability to allow us to move forward.

Also we were on, you know, relatively old platform prior to. And, we believed just as far as keeping things refreshed it was important to make sure we were on - continued to be on supported hardware and software as we move forward.

Steve Bova:  Okay thank you.

Operator:  Next we’ll go to Charlie Pine from Van Clemens & Company Incorporated.

Female:  Hi Charlie.

Charlie Pine:  Good morning. I’d like to inquire a little bit about your growth prospects going forward.

In your written remarks in the press release you talk about that you’re continuing, you know, you’re seeing continued growth and strong penetration and retention in some of the our strategic accounts and that you’re apparently winning new business.

But I guess what I’m interested in exploring is could you help us a little bit by size and scoping what you see as your opportunity pipeline and maybe giving us a - some sense of, you know, what the market opportunity is and how large it might be over the next couple years?

So far it’s, I mean we just hear just language about growth but we don’t really see any kind of indication about what your targets are and what the pipeline could be.

Brittany McKinney:  You know, great question. You know I’ll start with talking a little bit back to the question we got related to strategic accounts.

We have very large national clients where we have a very, very small part of wallet so first step is trying to grow some of those existing accounts larger.

Obviously, you know, we report any clients over 10%. So if you look that up you realize there’s very few. You can look at the size. We’re obviously we’re not maximizing the opportunity to our existing accounts.

So we believe even within our existing client base there’s significant opportunity there.

Our challenge is to continue to differentiate ourselves, drive differentiated service offerings in those accounts and expand into other organizations within those accounts, and we’re doing that.

And in fact where we have made investments early last year, early this year we are seeing double-digit growth in those accounts where we’ve got a much more focused effort in driving into more organizations.

Where we haven’t seen as much traction is on the new accounts that we’re focused on or maybe in some accounts that we’ve done work with in the past that had been just a - very anemic.

Those are taking us longer as we kind of talked in detail on the previous question as we’re getting - (have) the right to prove ourselves in some cases and we’re going through that process.

But again when you look at multi, you know, million dollars spend in these clients I mean we want to get to having client sizing and all around that $3 million , $5 million, $7 million on average you know, and potentially larger as we do have some larger accounts.

So our strategic account strategy is to grow those accounts into large significant size.

There’s a lot of opportunity there for us to do that today without even having to do a lot more new sales.

Now one of the challenges we have from a overall perspective is we’re managing through portfolio changes on top of where we’re seeing growth.

So were offsetting some of those setbacks and where we’ve chosen to exit business we haven’t been able to get above that yet.

So as we continue to get - managed to the tail end of that more of the growth in what we’re focusing on should show through.

Charlie Pine:  Let me see if I am following this a little bit.

So are you saying like for instance what I’m kind of interested in getting is a little bit more deeper in the weeds as far as, you know, what you see is, you know, as far as a potential number.

I mean is there a - how many new accounts have you been actually, in the new account area, how many actual prospects are you going after?

And what would be the potential opportunities from those brand-new - if you are actually able to get up there and hunt and bring down some of these large clients, you know, what could it conceivably represented in revenue in a couple years?

Brittany McKinney:  So when we look at our large accounts, you know, we’re focused on I would say a top 2025 strategy based on the current size of our organization, the current size of our sales and recruiting team.

We’ll have a handful of strategic prospects that we are focused on new accounts and driving into.

Of those new prospects we’ve closed three of them this year. I will say that will evolve as we learn more. It’s a new strategy.

And so when we started the strategy we identified some accounts. As we learn more we’ve change that out.

As we get better at this and our infrastructure with the existing sales team that’ll be a much more defined process.

So we have signed, you know, over half of our, you know, our prospects. You know, we had a very short list.

Overtime a lot of that depends on how quickly we can get traction. But again we’re penetrating accounts where we believe we should be able to grow those accounts to $3 million to $5 million.

And in some cases with some of the accounts we can drive that relatively quickly and some - that will take, could take, you know, a couple of years to get to significant size depending on the current situation at the account and what we’re focused on.

Charlie Pine:  Okay. So if I understand it right then that you have about - you have about 20 to 25 new targets of opportunity out there that you’re trying to prospect with?

Brittany McKinney:  We have a strategic account list that’s 20 to 25 in total. That includes existing accounts that we’re trying to expand and new prospects.

Our new prospect list is actually relatively short. Because our initial focus is expanding accounts that were already in to gain traction there And again assuming that will be quicker than trying to go new - drive new business. But we have to do both right? We have to expand our clients’ portfolio as well.

But if you look at it made the statements that our current strategic accounts represent approximately 60% of our business.

Obviously if we can continue to grow those double digits, get them to the sizes that we want on an average basis that could provide significant growth to the overall organization.

Charlie Pine:  All right well, you know, good luck on the efforts in this new growth theory. And I would just add as an addendum that, you know, unless the company’s able to start to see some significant traction in this arena in not too distant future I would also think it’s possibly time to start to look at, seriously look at some strategic alternatives.

Brittany McKinney:  Okay. Thank you for your input.

Operator:  And at this time we have no further questions in the queue. And I’ll turn the call back over to Brittany McKinney for any additional or closing remarks.

Brittany McKinney:  In closing I want to thank you for taking time today to join our call. I’m committed to AIC’s success in return long-term value to our shareholders and all of our stakeholders. Enjoy the rest of the day.

Operator:  And that does conclude our conference for today. Thank you for your participation.

END